For Immediate Release
May 24, 2012

For more information, contact:
Sarah Davis, Trozzolo Communications Group
sdavis@trozzolo.com or 816-842-8111
Tom Heapes, Trozzolo Communications Group
theapes@trozzolo.com or 816-842-8111

NovaStar Financial, Inc. Changes Name to
Novation Companies, Inc.
New Name Reflects New Business Strategy

KANSAS CITY, MO.- NovaStar Financial, Inc. (OTCQB:NOVS) announced today that it changed the name of the company to Novation Companies, Inc. The new name was presented at the annual shareholder meeting today in Kansas City. In addition, the company intends to change the trading symbol for its common stock on OTCQB (Pink Sheets) from NOVS to NOVC, and it anticipates this change will become effective as of market open on Friday, May 25.

The strategy for Novation has evolved since 2008 when NovaStar exited the mortgage lending business. Since then, company leaders have focused their business model on the executives’ core competencies: the ability to scale businesses and improve execution.

“We want to use the power of our management team’s experience and knowledge to help entrepreneurs realize the maximum potential of their business,” said Lance Anderson, chairman of the board and chief executive officer. “The system we’ve developed allows company owners to focus on their passion and what they do best, while Novation handles the rest.”

Since 2008, Novation has acquired four companies – StreetLinks LLC, valuation solutions for the mortgage industry; Advent Financial Services LLC, financial settlement services, primarily tax refunds for independent tax preparers; Corvisa LLC, software development; and Mango Moving LLC, residential move management. Corvisa was merged into StreetLinks earlier this year.

Novation leaders are attracted to technology-enabled service businesses with a differentiated value proposition for their customers. “We seek out companies that are founded on great ideas but may need to improve execution,” said Anderson.

In its acquisitions, Novation generally assumes operational control of a company and supports it with a suite of shared technology, sales/marketing and training services that a typical entrepreneur may not have the scale or background to access or implement.

About Novation Companies Inc.

Novation Companies Inc. owns and operates early-stage businesses in the technology-enabled services industry. Novation currently owns majority interests in StreetLinks LLC, Advent Financial Services LLC and Mango Moving LLC. It trades on the Pink Sheets under the symbol NOVC. For more information, please visit www.novationcompanies.com or contact Matt Kaltenrieder, Investor Relations, 816.237.7508 or ir@novationcompanies.com.

Forward-Looking Statements

Statements in this press release regarding the Company and its business, which are not historical facts, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters and include statements regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Words such as “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, regarding the impact they will have on the results of operations or financial condition of the Company. This press release speaks only as of its date, and the Company expressly disclaims any duty to update the information herein except as required by federal securities laws.